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                                                           Exhibit 99.1

NEWS RELEASE

Contacts: R. Jeep Bryant
          Kevin Heine
          (212) 635-1569

For Immediate Release

           The Bank of New York Announces Expanded Responsibilities
                          for Several Senior Executives

NEW YORK, July 26, 2006 - The Bank of New York Company, Inc. today announced new and expanded roles for several of its top executives:

* Vice Chairman Bruce W. Van Saun will assume leadership of the Bank's market-related businesses including asset management, private banking, global markets and securities lending. He will continue to oversee the capital markets business and the corporate development function. He will relinquish his duties as Chief Financial Officer as he moves to this new role.

* Senior Executive Vice President Thomas (Todd) P. Gibbons will become the Company's Chief Financial Officer. Mr. Gibbons is currently the Bank's Chief Risk Officer. He will continue to oversee the risk management functions in his expanded role. Mr. Gibbons will assume the role of Chief Financial Officer effective September 1, 2006, working closely with Mr. Van Saun through the end of the third quarter to ensure a smooth transition.

* Vice Chairman Donald R. Monks will take on expanded responsibilities in the newly-created role of Chief Administrative Officer of the Bank. In addition to his current role as head of the global operations and technology organization, Mr. Monks will assume additional responsibility for human resources, compliance, corporate marketing, corporate communications and quality assurance.

* Senior Executive Vice President Brian G. Rogan will assume additional responsibility for broker dealer services, global payments and trade services. Mr. Rogan will continue to lead the Bank's issuer services business, which includes corporate trust, depositary receipts and stock transfer.

Messrs. Van Saun, Gibbons and Monks will continue to report to Chairman and Chief Executive Officer Thomas A. Renyi. Mr. Rogan will continue to report to President Gerald L. Hassell.

"These appointments reflect the depth of experience and expertise among our senior management team and are appropriate recognition of the outstanding contributions these four leaders have already made to our growing Company," Mr. Renyi said. "The expanded responsibilities will further enhance the leadership experience and capabilities of these key executives. I have every confidence that each of them will set even higher standards of performance for the areas they will now lead, accelerating the Company's pursuit of our key growth objectives."

Since joining the Company in 1997 as Chief Financial Officer, Mr. Van Saun has played a key role in the Company's strategic development, strengthening the Company's financial position and transforming its business mix through more than 80 acquisitions and several noteworthy transactions, including the

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pending swap transaction with JPMorgan Chase, the formation of BNY ConvergEx, and two major divestitures. Prior to joining the Company, Mr. Van Saun held senior leadership positions at Deutsche Bank, Wasserstein Perella, and Kidder Peabody. Mr. Van Saun serves on the Board of Directors of Bowater Incorporated, is Chair of the Bucknell University Business Advisory Board, and is a representative to the Financial Services Roundtable.

Mr. Gibbons joined The Bank of New York in 1986 and held key management positions in the capital markets business. His 20-year career with the Company has included a number of leadership roles including head of global treasury, with responsibility for asset and liability management, funding, money market trading, swaps and derivative products. He was named chief risk policy officer in 1999 and has directed the Company's comprehensive approach to managing credit, operational and market risk. Mr. Gibbons has been instrumental in ensuring the Company's successful preparation for Basel II implementation and he has been a leader in shaping the development of operations risk management across the industry. Prior to joining the Company, Mr. Gibbons was assistant treasurer at Handy and Harman, a leading refiner, processor and fabricator of precious metals.

During more than three decades with the Company, Mr. Monks has directed key functions including an operations and technology organization that now spans three continents and includes a staff of nearly 7,000. Mr. Monks has been recognized globally as a leader in shaping the evolution of the payments and securities servicing industries as well as in developing industry protocols for infrastructure resilience and business continuity. He is a representative to the Financial Services Roundtable and serves on the advisory board of BITS, its sister organization that focuses on issues related to emerging technology. He is also a member of the Federal Reserve's Payments System Risk Advisory Committee and the Executive Committee of the U.S. Council for International Business.

A 25-year veteran of The Bank of New York, Mr. Rogan has led the Company's issuer services businesses since 2003. He has played a key role in directing major divisions of the Company including capital markets, global markets and securities lending. He has managed an asset restructuring unit of the Bank and directed key segments of the organization's corporate banking business. He has led additional business units including credit cards, separately managed accounts and regional commercial banking. Mr. Rogan serves on the New York City Police and Fireman's Widows and Orphans Fund Committee.

The Bank of New York Company, Inc. (NYSE: BK) is a global leader in providing a comprehensive array of services that enable institutions and individuals to move and manage their financial assets in more than 100 markets worldwide. The Company has a long tradition of collaborating with clients to deliver innovative solutions through its core competencies: securities servicing, treasury management, investment management, and private banking. The Company's extensive global client base includes a broad range of leading financial institutions, corporations, government entities, endowments and foundations. Its principal subsidiary, The Bank of New York, founded in 1784, is the oldest bank in the United States and has consistently played a prominent role in the evolution of financial markets worldwide. Additional information is available at www.bankofny.com.

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